                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               ANTEC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               ANTEC CORPORATION

                          ----------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1999


To the Stockholders of ANTEC Corporation:

         The Annual Meeting of Stockholders of ANTEC Corporation will be held at the Company's new corporate facilities, located at 11450 Technology Circle, Duluth, Georgia, on Thursday, May 6, 1999 at 10:00 a.m., for the purpose of (a) electing ten directors, (b) increasing the number of shares of Common Stock which may be issued pursuant to the Company's Employee Stock Purchase Plan from 300,000 shares to 800,000 shares, (c) increasing the number of authorized shares of Common Stock from 50,000,000 shares to 75,000,000 shares, and transacting such other business as may be brought before the meeting or any adjournment(s) thereof.

         It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date and promptly return the enclosed proxy in the envelope provided.

         The Board of Directors has fixed the close of business on March 12, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting. The list of stockholders as of the date of record will be made available at the offices of the Company at the above address and will be available at the meeting.

         A copy of ANTEC Corporation's Annual Report to Stockholders for the fiscal year ended December 31, 1998 is enclosed. Additional copies of the Annual Report may be obtained without charge by writing the Secretary of ANTEC Corporation, 11450 Technology Circle, Duluth, Georgia 30097.

                                             BY ORDER OF THE BOARD OF DIRECTORS





                                             Lawrence A. Margolis, Secretary
Duluth, Georgia
March 31, 1999

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                              OF ANTEC CORPORATION

                             TO BE HELD MAY 6, 1999

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ANTEC Corporation, a Delaware corporation (the term "ANTEC" or the "Company," as used herein means the Company together with or without its subsidiaries, as the context may require). The Company's corporate headquarters is located at 11450 Technology Circle, Duluth, Georgia 30097 (telephone 770-441-0007). The Proxy Statement and form of proxy were first mailed to stockholders on or about March 31, 1999. Proxies solicited by the Board of Directors of the Company are to be voted at the Annual Meeting of Stockholders of the Company to be held on May 6, 1999 at 10:00 a.m. at the Company's corporate facilities, 11450 Technology Circle, Duluth, Georgia or any adjournment(s) thereof.

      This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, telegram or letter. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to solicit their principals or customers for their proxies, and may reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation for a fee of $2,500 plus expenses.

                                     VOTING

         Shares of Common Stock, $.01 par value, of the Company ("Common Stock") represented by proxies in the accompanying form which are properly executed and returned to the Company (and which are not effectively revoked) will be voted at the meeting in accordance with the stockholders' instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted IN FAVOR OF the election as directors of the nominees listed herein, IN FAVOR OF Proposal 1 to approve the amendment of the Company's Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock which may be issued pursuant to the Purchase Plan from 300,000 shares to 800,000 shares, IN FAVOR OF Proposal 2 to approve the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 shares to 75,000,000 shares, and in the discretion of the appointed proxies, upon such other business as may properly be brought before the meeting.

         Each stockholder has the power to revoke his or her proxy at any time before it is voted by (i) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy or (ii) attending the meeting and voting his or her shares in person.

         The Board of Directors has fixed the close of business on March 12, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment (s) thereof.

         As of March 12, 1999, 35,xxx,xxx shares of Common Stock were outstanding. Each holder of Common Stock is entitled to one vote per share.

         A majority of the outstanding shares of Common Stock will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the election of directors will be determined by a plurality of the votes of the shares represented at the meeting, and the approval of Proposal 1, to approve the addition of 500,000 shares of Common Stock to the Employee Stock Purchase Plan, will be determined by the majority of the votes cast at the meeting. The adoption of Proposal 2, to approve the amendment to the Company's Certificate of Incorporation to increase in the number of authorized shares of Common Stock to 75,000,000 shares, requires the affirmative vote of a majority of the outstanding shares of Common Stock. Shares represented at the meeting which abstain from voting, or in the case of directors, withhold votes will be counted in determining the presence of a quorum. Withheld votes will not affect the election of directors. An abstention on Proposal 1 or Proposal 2 has the same effect as a "no" vote unless, in the case of Proposal 1, such abstention is by virtue of a "broker non-vote."

                             ELECTION OF DIRECTORS

         In the absence of contrary instructions, the proxies received will be voted for the election as directors of the nominees listed below, all of whom presently serve on the Board of Directors, to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will decline or be unable to serve as director, in either such event the proxies will be voted for another person selected by the Board of Directors, unless the Board acts to reduce the size of the Board of directors in accordance with the provisions of ANTEC's by-laws. The Board has set the current number of directors at ten.

         The following table sets forth the name and age, as of March 12, 1999, of each nominee of the Company, the year such person was first elected as a director, his position with the Company, his or her principal occupation (s) during at least the last five years and any other directorships held by such person in companies which have a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15 (d) of the Exchange Act or directorships of issuers registered as investment companies under the Investment Company Act of 1940. The term of office of each director will extend until the holding of the next annual meeting of stockholders or until his or her successor is elected and qualified.


                                                 PRESENT PRINCIPAL OCCUPATION OR
                                               EMPLOYMENT; MATERIAL POSITIONS HELD
NAME & AGE                                           DURING PAST FIVE YEARS
----------                                     -----------------------------------

J. A. Ian Craig, 56 ........................    Director of the Company since
                                                1998; Executive Vice President
                                                of Northern Telecom Inc., a
                                                manufacturer of
                                                telecommunications and other
                                                equipment since 19__; President,
                                                Broadband Networks division of
                                                Northern Telecom Inc. since
                                                19__; Prior thereto held
                                                numerous senior management
                                                positions within Northern
                                                Telecom Inc. since 1968;
                                                Director of _______________.

Rod F. Dammeyer, 58 ........................    Director of the Company since
                                                1993; Vice Chairman since 1998
                                                and President and Chief
                                                Executive Officer from 1993 to
                                                1999 of Anixter International
                                                Inc., a world-leading
                                                communications products
                                                distribution company; Managing
                                                Partner since 1998 and Managing
                                                Director from 1996 to 1999 of
                                                EGI Corporate Investments, a
                                                diversified management and
                                                investment company; Director of
                                                Anixter International Inc., CNA
                                                Surety Corp., Inc., IMC Global,
                                                Inc., Jacor Communications,
                                                Inc., Matria Healthcare, Inc.,
                                                Metal Management, Inc.,
                                                Stericycle, Inc., and TeleTech
                                                Holdings, Inc., Transmedia
                                                Network, Inc.;and Trustee of
                                                various Van Kampen, Inc. funds.

John M. Egan, 51 ...........................    Director since 1993 and Chairman
                                                and Chief Executive Officer of
                                                the Company since 1997;
                                                President and Chief Executive
                                                Officer of the Company and its
                                                predecessors since 1980.

James L. Faust, 57 .........................    Director of the Company since
                                                1995; Consultant since 1998 and
                                                Executive Vice President,
                                                International of the Company
                                                from 1995 to 1998; Director
                                                since 1997 and Chief Executive
                                                Officer of Evolve Products, Inc.
                                                since 1998; prior thereto he
                                                held various executive
                                                management positions with
                                                General Instrument Corporation
                                                from 1989 to 1994. Director of
                                                Cabeltel Communications
                                                Corporation since 1996.




                                                 PRESENT PRINCIPAL OCCUPATION OR
                                               EMPLOYMENT; MATERIAL POSITIONS HELD
NAME & AGE                                           DURING PAST FIVE YEARS
----------                                     -----------------------------------

William H. Lambert, 62 .....................    Director of the Company since
                                                1997; Chairman, President and
                                                Chief Executive Officer of TSX
                                                Corporation from 1988 to 1997;
                                                Chairman of AM Communications,
                                                Inc. since 1998.

John R. Petty, 68 ..........................    Director of the Company since
                                                1993; Chairman of TECSEC
                                                Incorporated, a data security
                                                company since 1997; Chairman of
                                                Federal National Payables, Inc.,
                                                a factoring company, since 1992;
                                                Private investor since 1988;
                                                Chairman and Chief Executive
                                                Officer of Marine Midland Banks,
                                                Inc. from 1983 to 1988; Director
                                                of Anixter International, Inc.
                                                and Equivest Finance, Inc.

William T. Schleyer, 47 ....................    Director of the Company since
                                                1998; Consultant; President and
                                                Chief Operating Officer of
                                                MediaOne, the broadband services
                                                arm of U S West Media Group,
                                                during 1997; President and Chief
                                                Operating Officer of Continental
                                                Cablevision, Inc. during 1996;
                                                prior thereto held various
                                                executive management positions
                                                within Continental Cablevision
                                                since 1977; Director of
                                                CableLabs, Inc.

Sammuel K. Skinner, 60 .....................    Director of the Company since
                                                1995; Partner, Hopkins and
                                                Sutter since 1998; President and
                                                Director of Unicom Corp., an
                                                electrical utilities company,
                                                from 1993 to 1998; Director of
                                                LTV Corporation, Midwest Express
                                                Holdings, Inc., Union Pacific
                                                Resources, Inc., and BHP
                                                Advisory Council; Chief of Staff
                                                to the President of the United
                                                States from 1992 to 1993; United
                                                States Secretary of
                                                Transportation from 1989 to
                                                1992.

Robert J. Stanzione, 51 ....................    Director, President and Chief
                                                Operating Officer of the Company
                                                since 1998; President and Chief
                                                Executive Officer of ARRIS
                                                Interactive, a joint venture
                                                company of ANTEC and Northern
                                                Telecom Inc. from 1995 to 1997;
                                                prior thereto held various
                                                management positions with AT&T
                                                Corporation since 1969.

Bruce Van Wagner, 73 .......................    Director since 1993 and Chairman
                                                of the Company from 1993 to
                                                1997; Vice Chairman in 1992 and
                                                Chairman from 1987 to 1992 of
                                                Anixter, Inc., subsidiary of
                                                Anixter International, Inc., a
                                                provider of networking and
                                                cabling solutions.

                          BOARD AND COMMITTEE MEETINGS

         The Audit Committee, currently consisting of Messrs. Petty (Chairperson) and Skinner, provides general review of the Company's accounting and auditing procedures, meets with the Company's independent auditors to review their recommendations and reviews related party transactions. The Audit Committee held two meetings in 1998.

         The Compensation Committee, currently consisting of Messrs. Dammeyer (Chairperson) and Skinner, exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants. The Compensation Committee held four meetings in 1998.

         The Executive Committee, currently consisting of Messrs. Dammeyer, Egan and Van Wagner (Chairperson), exercises the full powers of the board of Directors to the extent permitted by law in the intervals between Board meetings, and to the extent desired, serves as the nominating committee for the Board of Directors. The Executive Committee held no meetings in 1998.

         The Board of Directors held six meetings in 1998.

         Each of the directors attended 75 percent or more of the total of all meetings held by the Board and the committees on which the directors served.

                             EXECUTIVE COMPENSATION

                  The following tables set forth information about the compensation of the Chief Executive Officer and the four most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE




                                                                                          LONG TERM
                                                                                     COMPENSATION AWARDS
                                               ANNUAL COMPENSATION                -------------------------
                                   --------------------------------------------  RESTRICTED     SECURITIES
         NAME AND                                                 COMPENSATION,    STOCK        UNDERLYING      ALL OTHER
    PRINCIPAL POSITION            YEAR    SALARY ($)   BONUS ($)    OTHER ($)    AWARDS ($)      AWARDS (#)  COMPENSATION ($)(1)
----------------------            ----    ----------   ---------  -------------  ----------     -----------  ----------------
John M. Egan                      1998      500,000     337,500                                          0         1,250
      Chief Executive             1997      500,000           0                                    860,000         2,375
      Officer                     1996      441,400     443,400                                    112,000         2,375

Robert J. Stanzione               1998      340,000     229,500                                    335,000         2,500
      President, Chief
      Operating Officer

Lawrence A. Margolis              1998      280,000     151,200                                          0         2,275
      Executive Vice              1997      280,000           0                                    300,000         2,375
      President, Chief            1996      253,400     171,046                                     40,000         2,375
      Financial Officer

Gordon E. Halverson               1998      201,400     102,210      33,333                              0         2,362
      Executive Vice              1997      190,000      40,000                                    175,000         2,256
      President, Sales            1996      170,000      75,262                                     20,000             0

Mark J. Scagliuso                 1998      190,000      87,291                                          0         6,670
      Vice President,             1997      190,000      31,500                                     80,000         6,337
      Chief Accounting            1996      180,180      71,063                                     10,000         6,337
      Officer


--------------------------

(1)      Represents contributions by the Company to an employee savings plan.



                       OPTION GRANTS IN LAST FISCAL YEAR





                                 INDIVIDUAL GRANTS
                                 -----------------                                           POTENTIAL REALIZABLE
                            NUMBER OF        % OF TOTAL                                        VALUE AT ASSUMED
                           SECURITIES         OPTIONS                                          ANNUAL RATES OF
                           UNDERLYING        GRANTED TO                                    STOCK PRICE APPRECIATION
                             OPTIONS        EMPLOYEES IN     EXERCISE OR       DATE          FOR OPTION TERM (2)
                             GRANTED           FISCAL        BASE PRICE         OF         ------------------------
NAME                           (#)              YEAR           ($/SH)       EXPIRATION     5% ($)        10% ($)
----                       ----------       ------------     -----------    ----------     ------------------------

Robert J. Stanzione        335,000 (1)         54.29%         $ 11.125      05/07/2004     $ 1,752,902  $ 3,862,160

(1) Options become exercisable on May 7, 2003. Vesting will accelerate if the Company's stock closes above specified prices ($15, $20 and $25) for 20 consecutive days and the Company's fully diluted earnings per common share (before non-recurring items) over a period of four consecutive quarters exceed a dollar per common share. Vesting will also accelerate if any person and its affiliates, other than Anixter International, Inc., Tele-Communications, Inc. and their affiliates, acquire or tenders for more than 50% of the stock in the Company. If optionee terminates his employment within 12 months after the stock price target and the earnings target have been met, the optionee forfeits 50% of the options which became exercisable.
(2) These numbers are for presentation purposes only and are not predictions of future stock prices.


                        REPORT ON REPRICING OF OPTIONS

         In May 1997, the Company granted options to executive officers other than Mr. Stanzione with the same terms, other than exercise price, as the above-described grant to Mr. Stanzione. At that time it had not yet been determined that Mr. Stanzione would leave the Company's joint venture he was heading to assume the presidency of the Company. At the end of 1997 when this decision had been made, Mr. Stanzione was granted a similar option for 335,000 shares. This option, however, was at the then market price of $13.4375 per share. The number of shares was determined in the same manner as the options of the other executive officers. To eliminate the inequity created by the higher exercise price, the Company agreed that it would make a cash payment to Mr. Stanzione in the future. When the price of the Company's stock fell at the beginning of 1998, the Company, with Mr. Stanzione's agreement, reissued this option at the then lower price of $11.125 to reduce dollar for dollar the amount of the cash payment it was committed to make to Mr. Stanzione.

         The only options or stock appreciation rights of an executive officer that the Company has repriced in its history as a public company were the options granted to Mr. Stanzione as described above. The following table sets forth the information related to this repricing.


                                                                                                          LENGTH OF
                                             NUMBER OF      MARKET PRICE                                   ORIGINAL
                                             SECURITIES      OF STOCK AT       EXCISE                    OPTION TERM
                                             UNDERLYING        TIME OF        PRICE AT         NEW        REMAINING
                                              OPTIONS       REPRICING OR      TIME OF        EXERCISE     AT DATE OF
                                            REPRICED OR       AMENDMENT     REPRICING OR      PRICE      REPRICING OR
NAME                          DATE          AMENDED (#)          ($)         AMENDMENT         ($)         AMENDMENT
----                       -----------------------------------------------------------------------------------------

Robert J. Stanzione        02/09/1998         335,000          $ 11.125       $ 13.4375      $ 11.125      6.25 yrs.
President, Chief
Operating Officer

--------------------------

     Rod F. Dammeyer,                       Samuel K. Skinner,
     Chairperson, Compensation Committee    Member of Compensation Committee

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                        AND FISCAL YEAR-END OPTION VALUE




                                                                   NUMBER OF
                                                                   SECURITIES                       VALUE OF
                                                                   UNDERLYING                     UNEXERCISED
                                                                   UNEXERCISED                    IN-THE-MONEY
                                                                   OPTIONS AT                      OPTIONS AT
                                                                   FY - END (#)                    FY-END ($)
                        SHARES ACQUIRED ON      VALUE             EXERCISABLE /                  EXERCISABLE /
                           EXERCISE (#)       REALIZED ($)        UNEXERCISABLE                  UNEXERCISABLE
                        ------------------------------------------------------------------------------------------------

John M. Egan              150,000            $ 1,759,600      273,717 /      953,333      $ 1,984,573 /      $ 9,002,521
Robert J. Stanzione             0                      0      100,000 /      335,000      $   715,000 /      $ 2,731,925
Lawrence A. Margolis            0                      0      144,617 /      333,333      $ 1,143,645 /      $ 3,119,381
Gordon E. Halverson        10,000            $   137,500       83,734 /      191,666      $   677,847 /      $ 1,819,815
Mark J. Scagliuso          22,583                563,190        2,688 /       87,999      $         4 /      $   816,831

                             PENSION PLAN TABLE (1)


                                         ESTIMATED BENEFIT BASED ON YEARS OF SERVICE
                   -------------------------------------------------------------------------------------------------

Remuneration           10            15              20           25            30            35
------------           --            --              --           --            --            --
$   250,000     $  30,595     $  45,893       $  61,190    $  76,488     $  91,786     $  91,786
    350,000        43,595        65,393          87,190      108,988       130,786       130,786
    450,000        56,595        84,893         113,190      141,488       169,786       169,786
    550,000        69,595       104,393         139,190      173,988       208,786       208,786
    650,000        82,595       123,893         165,190      206,488       247,786       247,786
    750,000        95,595       143,393         191,190      238,988       286,786       286,786
    850,000       108,595       162,893         217,190      271,488       325,786       325,786
    950,000       121,595       182,393         243,190      303,988       364,786       364,786
  1,050,000       134,595       201,893         269,190      336,488       403,786       403,786
  1,150,000       147,595       221,393         295,190      368,988       442,786       442,786

(1) Above amounts are annual straight-line annuity amounts (which are not reduced for Social Security benefits) payable upon retirement at age 65 under the Company's funded defined benefit pension plan and an unfunded supplementary defined benefit pension plan. The benefits are determined by the average of the five highest consecutive years of salary and bonus during an employee's last ten years of service. (Bonus is attributable to the year in which it is paid not the year for which it is accrued. Thus, the covered remuneration for 1998 was the salary for 1998 and the bonus accrued for 1997 in the "Summary Compensation Table.") As of December 31, 1998, Messrs. Egan, Stanzione, Margolis, and Halverson have approximately 25, 10 (actual service tripled pursuant to employment agreement), 16, and 30 years of service, respectively. Mr. Scagliuso does not participate in this pension plan.

                           COMPENSATION OF DIRECTORS

         The Company pays its non-employee directors annual retainers of $50,000 of its stock in the form of stock units which convert to Common Stock on a one for one basis at the pre-arranged time selected by each director plus fees of $1,000 for each board meeting attended, $750 for each committee meeting attended and a $2,500 annual retainer for committee chairperson.

         Effective February 1, 1998, Mr. Faust's arrangement with the Company was changed from an employment contract to a consulting contract. The new contract provides for quarterly payments of $27,500 for five years and for continuation for a year or more of certain benefits Mr. Faust had received as an employee. Additionally, the Company has a $2.0 million equity investment in Evolve Products, Inc., a company which develops and markets two-way, interactive universal remote control devises, of which Mr. Faust is a Director and Chief Executive Officer.

         The Company is bearing the expense of an office for Mr. Van Wagner and is paying for the defense by Mr. Van Wagner and his family of charges by the Securities and Exchange Commission that members of his family and neighbors sold stock of the Company based on material non-public information of the Company obtained from Mr. Wagner. In 1998, the Company paid approximately $42,000 for these combined costs.

                     EMPLOYMENT CONTRACTS AND TERMINATION OF
                        EMPLOYMENT AND CHANGE-IN-CONTROL

         The Company has entered into employment agreements with Messrs. Egan, Stanzione, Margolis, Halverson, and Scagliuso. The agreements obligate the officers to continue to serve the Company and for the Company to continue to employ the officers until the agreements are terminated by the required prior notice or for cause or good reason as defined in the agreements. The required prior notice is two years in the case of Mr. Egan and one year in the case of the other officers. These agreements provide for the vesting of options (except for those options granted in May 1997 which vest on May 7, 2003) and for the continuation of employment benefits (including salaries and bonuses) for the time period otherwise required to terminate the agreements by prior notice in the event that the officers terminate the agreements and their employment for good reason. Good reason includes "Change of Control" which occurs if (i) a person other than Anixter International Inc. controls more than 25% of the Company's voting securities and the securities so controlled are greater in number than those controlled by Anixter International Inc. or (ii) a person other than Samuel Zell, Ann Lurie and Sheli Rosenberg controls more than 25% of Anixter International Inc. voting securities and the securities so controlled are greater than those controlled by Mr. Zell and Mmes. Lurie and Rosenberg. The agreements also prohibit each officer from working for a competitor until the expiration of the above time periods. The agreements provide for minimum salaries equal to current salaries, and for the Company to determine annual bonus opportunities targeted at 75% of salary for Messrs. Egan and Stanzione and 50 or 60% of salary for the other officers. Mr. Stanzione's contract was amended in 1997 to increase his salary to $340,000 on January 1, 1998 and to provide for the granting of an option to 335,000 of common stock of the Company. The Company has agreed to pay Mr. Stanzione the amount by which the exercise price of this option ($11.125 per share) exceeds $9.75 per share. Options granted in February 1998 to Mr. Stanzione and in May 1997 to other officers of the Company, provide that they vest if any person and its affiliates, other then Anixter International, Inc., Tele-Communications, Inc. and their affiliates acquire or tender more than 50% of the stock of the Company.

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

         The members of the compensation Committee of the Board of Directors for 1998 were Rod Dammeyer (Chairperson) and Samuel Skinner. During 1998 Mr. Dammeyer was a director and Vice-Chairman of Anixter International Inc.

         In June 1998, the Company repurchased approximately 4.4 million shares of the Company's Common Stock owned by Anixter International Inc. for approximately $63.5 million.

         In 1998, the Company shared the cost of certain insurance policies with Anixter International Inc. The amount allocated to the Company in 1998 for these costs was approximately $0.3 million. The Company rents a facility from an affiliate of Samuel Zell, under a lease providing for annual rental payments of approximately $0.4 million, which runs through 1999. Mr. Zell beneficially owns in excess of 10% of the stock of Anixter International, Inc. of which Mr. Zell is the Chairman of the Board of Directors.

         The Company, Anixter International, Inc., and its subsidiary Anixter Inc. have, in connection with the completion of the creation in July 1993 of the company from a division of Anixter Inc., entered into agreements providing for, among other things, indemnification of Anixter Inc. by the Company and indemnification of the Company by Anixter Inc., in each case for certain liabilities.

         Notwithstanding anything to the contrary set forth in any other of the Company's filings under the Securities Act of 1933, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the report presented below and the Performance Graph following shall not be incorporated by reference into any such filings.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         To assure the continued services of its key officers, the Company has entered into employment agreements with its officers, including Messrs. Egan, Margolis, Stanzione, Halverson and Scagliuso. The salaries and bonus opportunities specified in these agreements, see "Employment Contracts and Termination of Employment and Change-In-Control Arrangements," were determined after reviewing publicly available information on the compensation practices of cable companies and distributors and manufacturers of sophisticated electronic products. (No attempt was made to limit these companies to the companies in the published industry index used in the "Performance Graph.") However, because of the differences in size and business between these companies and the Company, the salaries and bonus opportunities specified in the employment agreements were subjective to be within the Committee's goal of salaries within the median of the range paid by others for comparable positions and bonus opportunities within the high end of the range provided by others for comparable positions.

         In general, option grants are determined by taking a percentage of salary and bonus and dividing that amount by the value of the options. The Committee sets the percentages in the same manner as other components of compensation. These percentages are not affected by previous grants.

         In 1998, Mr. Stanzione was granted options similar to the options that were granted to other officers in 1997. The number of options granted to Mr. Stanzione were determined in relation to the number of options that had been granted to other officers in 1997. In determining the number of options to be granted in 1997, the Committee considered the number of options which would otherwise be granted over the next three years as described above, the incentive being provided by options previously granted, and the level of long-term incentives being provided for similar positions by companies with which the Company believes it competes for employees.

         Annual bonus targets are set as a percentage of base salary. In 1998, this percentage was 75% for Messrs. Egan and Stanzione, 60% for Mr. Margolis and 50% to 30% for other officers. Actual bonuses can range from zero to 150% (200% in Mr. Egan's case) of target, dependent upon the achievement of goals set at the beginning of the year. In 1998, the goal was pretax earnings of the consolidated company or in the case of executives with specific product line responsibility, a combination of pretax earnings of their product line and the consolidated company. Adjusting for unbudgeted activities and eliminating minimum thresholds because of uncontrollable shortfalls in international sales, bonuses of 97% to 81% of target were earned in 1998 based on 1998 pretax earnings. On the same basis, the bonuses of Messrs. Egan, Stanzione and Margolis would have been 81% of target but were increased to 90% of target which was the approximate average earned by others to reflect the subjective valuation of the Committee of their achievements in 1998.

         The components of executive officer compensation related to the performance of the Company are the portions of the annual bonus awards based on financial performance and the ultimate value of long-term incentive awards as determined by the stock market.

         It is the policy of the Company to structure its compensation in a manner which will avoid the limitations imposed by the Omnibus Budget Reconciliation Act of 1993 on the deductibility of executive compensation under
Section 162 (m) of the Internal Revenue Code to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner.

             Rod F. Dammeyer                 Samuel K. Skinner

                               PERFORMANCE GRAPH

         Below is a graph comparing total shareholder return on the Company's stock since December 31, 1993 through December 31, 1998, with the Standard & Poor's 500 and the Index of NASDAQ U.S. Stocks of entities in the industry of electronics and electrical equipment and components, exclusive of computer equipment, (SIC 3600-3699), prepared by the Center for Research in Securities Prices ("CRSP Peer Index"). The stock performance graph assumes the investment of $100 on December 31, 1993 and reinvestment of all dividends.




                                    [GRAPH]



-------------------------------------------------------------------------------
                        12/31/93 12/31/94  12/31/95 12/31/96 12/31/97 12/31/98
                        -------- --------  -------- -------- -------- --------
ANTEC Corporation          100.0     73.5      72.0     36.0     62.5     80.5
S&P 500                    100.0    101.4     139.5    172.0    229.6    295.7
CRSP Peer Index            100.0    108.4     169.7    253.0    265.5    366.4
-------------------------------------------------------------------------------

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth, as of March 12, 1999, certain information with respect to the Common Stock of the Company that may be deemed beneficially owned by each director of the Company, the officers named in the Summary Compensation Table and by all directors and officers as a group.



                                                                   COMMON               PERCENT OF
                 NAME OF BENEFICIAL OWNER (1)                       STOCK               CLASS (14)
                 ----------------------------                       -----               ----------

J. A. Ian Craig .............................................        2,200   (13)           *
Rod F. Dammeyer .............................................        8,800    (2)(13)       *
John M. Egan ................................................      244,518    (3)           *
James L. Faust ..............................................       43,615    (4)           *
Gordon E. Halverson .........................................       73,801    (5)           *
William H. Lambert ..........................................       27,250    (6)(13)       *
Lawrence A. Margolis ........................................      178,597    (7)           *
John R. Petty ...............................................       16,300    (8)(13)       *
Mark J. Scagliuso ...........................................        6,667    (9)           *
William T. Schleyer .........................................        2,200   (13)           *
Samuel K. Skinner ...........................................       11,300   (10)(13)       *
Robert J. Stanzione .........................................      102,846   (11)           *
Bruce Van Wagner ............................................      177,967   (12)(13)       *
All directors and executive officers as a group including the
          Above-named persons ...............................      958,799                2.6%


--------------
* Percentage of shares beneficially owned does not exceed one percent of the class.

(1) Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the securities beneficially owned by such person.
(2) Includes 2,500 shares obtainable pursuant to currently exercisable options.
(3) Includes 211,384 shares obtainable pursuant to currently exercisable options.
(4) Includes 26,667 shares obtainable pursuant to currently exercisable options.
(5) Includes 72,067 shares obtainable pursuant to currently exercisable options.
(6) Includes 20,000 shares obtainable pursuant to currently exercisable options.
(7) Includes 161,284 shares obtainable pursuant to currently exercisable options.
(8) Includes 10,000 shares obtainable pursuant to currently exercisable options.
(9) Includes 6,667 shares obtainable pursuant to currently exercisable options
(10) Includes 5,000 shares obtainable pursuant to currently exercisable options
(11) Includes 100,000 shares obtainable pursuant to currently exercisable options
(12) Includes 141,667 shares obtainable pursuant to currently exercisable options.
(13) Messrs. Dammeyer, Petty, Skinner and Van Wagner include 6,300 common stock units, Mr. Lambert includes 4,250 common stock units and Messrs. Craig and Schleyer include 2,200 common stock units. These units convert into Common Stock on a one for one basis at the time determined when the stock units were granted.
(14) All currently exercisable options deemed to be beneficially owned by the person or persons for whom the calculation is being made are deemed to have been exercised for the purpose of calculating this percentage.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

         The following table sets forth information as of March 12, 1999 with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power.



                                  NAME AND ADDRESS OF                 AMOUNT AND NATURE OF      PERCENT
TITLE OF CLASS                     BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP     OF CLASS
--------------                    -------------------                 --------------------     --------
Common.....................    Tele-Communications, Inc. (1)               7,681,341 (2)         19.0%
                               Terrace Tower II
                               5619 DTC Parkway
                               Englewood, Colorado 80111

Common.....................    J&W Seligman & Co.                          2,319,552 (3)         6.51%
                               100 Park Ave. - 7th Floor
                               New York, NY 10017


--------------------------

(1) According to Amendment Number 3 to Schedule 13D filed with the SEC on November 26, 1996, the beneficial ownership of TCI includes 854,341 shares of ANTEC common stock that TCI may acquire pursuant to stock option agreements between TCI and ANTEC.
(2)  According to 13D, filed June 29, 1998.
(3)  According to 13G, filed February 10, 1999.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         For a description of transactions between the Company and Anixter International, Inc. and the Company and an affiliate of Samuel Zell, see "Compensation Committee Interlocks and Insider Participation."

         For a description of transactions with Messrs. Faust and Van Wagner, directors of the Company, see "Compensation of Directors."

         The Company loaned $100,000 to John Egan, its President and Chief Executive Officer, in 1980 and an additional $50,000 in 1983. Although these loans are interest-free and have no stated maturity date, Mr. Egan is currently making monthly payments to the Company to reduce the outstanding balance on these loans. As of December 31, 1998, the balance due on the loans was $108,400. The Company loaned $100,000 to Gordon Halverson, an officer of the Company, in December 1997. This loan is interest-free and matures annually in thirds beginning December 1998. Payments will be forgiven if Mr. Halverson is employed on the maturity dates. Accordingly, $33,333 of this loan was forgiven on January 1, 1999.

         Tele-Communications, Inc. ("TCI") is the Company's largest customer. In 1998, the Company received $142.7 million from TCI for goods and services it furnished TCI. In 1998, a joint venture in which a subsidiary of the Company is a 50% owner, entered into contracts to provide turnkey upgrades for TCI in San Francisco, Seattle and Salt Lake City. The Company has entered into a registration rights agreement with TCI under which the Company, under certain circumstances, must register under the Securities Act TCI's shares of common stock for sale to the public and must indemnify TCI for certain liabilities. In 1998, the Company assigned to TCI the right of the Company to repurchase 500,000 shares of Common Stock of the Company from Anixter International Inc. for approximately $7.3 million.

                                   PROPOSAL 1

         APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN INCREASING THE SHARES OF COMMON STOCK WHICH MAY BE ISSUED PURSUANT TO THAT PLAN FROM 300,000 SHARES TO 800,000 SHARES

         The Board of Directors, on February 18, 1999 increased the number of shares of Common Stock, which may be issued pursuant to the Employee Stock Purchase Plan ("Purchase Plan"), from 300,000 shares to 800,000 shares, subject to the approval of the stockholders at this meeting. The plan is intended to align more closely the interests of employees with those of the Company and its stockholders by providing employees of the Company the opportunity to purchase shares of Common Stock ("Shares") at favorable prices and terms.

         ADMINISTRATION. The Purchase Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), consisting of disinterested directors. The Committee has authority and responsibility for the interpretation, administration and application of the provisions of the Purchase Plan. No board or Committee member will be liable for any determination, decision or action made in good faith with respect to the Purchase Plan, and the Company's by-laws provide for indemnity to each person made or threatened to be made a party to any action or proceeding by reason of Board or Committee membership.

         SHARES SUBJECT TO PURCHASE PLAN. As amended, a total of 800,000 shares of Common Stock may be issued pursuant to the Purchase Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in treasury. Options issued under the Purchase Plan will reduce the number of Shares available thereunder by the number of Shares subject to the issued option. If unexercised options expire or terminate for any reason, in whole or in part, the number of Shares subject to the unexercised portion of such options will be available again for issuance under the Purchase Plan. As of March 12, 1999, a total of 335,976 Shares have been issued or are subject to options under the Purchase Plan.

         ELIGIBILITY. All employees of the Company or any subsidiary of the Company whose customary employment is more than 20 hours per week are eligible to purchase Shares through regular payroll deductions. No employee owning more than 5% of the Company's voting securities may participate. Approximately 1,202 employees are currently eligible to participate in the Purchase Plan.

         OPERATION OF PLAN. The Company grants eligible employees options to purchase Shares through a payroll deduction program. These options are granted once a year on a date selected by the Committee. The term of the option is a twelve-month period beginning on the date of the grant. Eligible employees are able to designate an amount to be withheld from their regular pay within the minimum and maximum limits specified by the Committee. No one is permitted, in any year, to purchase Shares having a total fair market value on the grant date of $25,000. The maximum number of Shares subject to each option is the number of whole Shares which the projected payroll deductions, authorized by the participant for the option period, would purchase at an exercise price per Share equal to 85% of the fair market value of a Share on the grant date.

         An option is exercised automatically on the last day of the option period (the "Exercise Date"), at which time the Company deducts, from the participant's account, an amount which is sufficient to purchase, at the "Option Price," up to the number of Shares subject to participant's option. The balance of the participant's account is refunded to the participant promptly after the Exercise Date. The Option Price per Share is equal to 85% of the fair market value of Shares on the grant date or Exercise Date, whichever is less. The last reported sale price of the Common Stock on March 12, 1999 was $xx.xx per share.

         WITHDRAWAL; TERMINATION. Participation in the Purchase Plan is terminated when the participant (i) voluntarily withdraws from the Purchase Plan; (ii) resigns or is discharged; or (iii) retires or dies. Upon termination of participation, all funds in the participant's account are refunded to the participant without interest, except that upon retirement or death, the participant or the participant's executor, as the case may be, may elect to exercise any outstanding options of the participant.

         ADJUSTMENTS FOR REORGANIZATIONS, ETC. The number of Shares covered by the Purchase Plan, the number of Shares covered by each outstanding option and exercise price thereof will be adjusted proportionately for any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or payment of stock dividends on the Common Stock or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, subject to any required action by stockholders. If the Company is the surviving corporation in any merger or consolidation, each outstanding option will pertain to the securities to which a holder of the number of Shares subject to the option would have been entitled.

         AMENDMENT OF THE PURCHASE PLAN. The Board of Directors or the Committee may, from time to time, suspend, terminate, revise or amend the Purchase Plan in any respect whatsoever except that, without the approval of stockholders, no such revision or amendment may increase the number of Shares subject to the Purchase Plan, reduce the exercise price below that provided in the plan, or cause the plan not to be in conformance with the requirements of
Section 423 of the Code. No suspension, discontinuation, revision or amendment may adversely affect any award theretofore made, without the consent of the optionee, unless necessary to comply with applicable law.

         FEDERAL INCOME TAX CONSEQUENCES. The Purchase Plan is intended to be an "Employee Stock Purchase Plan" in conformance with the requirements of
Section 423 of the Code. If an employee exercises an option under the Purchase Plan and does not, within either two years after the date of the grant of the option or one year after the Exercise Date, dispose of the stock purchased, the employee will not realize taxable income from the grant or exercise of the option, and any gain realized on disposition of the stock will be taxable as ordinary income to the extent of (i) 15% of the market value of the stock on the date the option was granted or (ii) the excess of the fair market value of the stock on the date of disposition of the stock over the option price, whichever is less, with any balance taxable as a capital gain. If the Shares purchased upon exercise of an option are disposed of prior to expiration of the foregoing required holding period (a disqualifying disposition), the employee will realize ordinary income at that time equal to the difference between the option price and the fair market value of the stock on the date the option was exercised and such income will become additional tax basis in such Shares. Any resulting gain or loss will be taxed as capital gain or loss. To the extent an employee realizes ordinary income from disqualifying disposition, the Company may take a deduction for federal income tax purposes.

         SHARES ISSUED IN 1998. Shares were issued pursuant to the Purchase Plan in 1998 at $9.9875 per Share as set forth in the following table.



NAME AND POSITION                                             NUMBER OF SHARES
-----------------                                             ----------------

John M. Egan
Chairman and Chief Executive Officer                                 2,846

Robert J. Stanzione
President and Chief Operating Officer                                2,846

All current executive officers as a group, including
the above named persons                                              5,692

All employees as a group, including all of the above                47,660



          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

                                   PROPOSAL 2

         APPROVAL OF AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 SHARES TO 75,000,000 SHARES.

         At the Annual Meeting, the holders of the Company's Common Stock will be asked to consider and vote upon an amendment (the "Charter Amendment") to Article Fourth of the Restated Certificate of Incorporation of the Company (the "Restated Certificate") as described below. If adopted, the Charter Amendment will increase the number of authorized shares of the Company's Common Stock from 50,000,000 shares to 75,000,000 shares.

         As of March 12, 1999, there were 35,xxx,xxx shares of Common stock outstanding.

         PURPOSE AND EFFECT OF THE AMENDMENT. Several recent events have significantly reduced the number of shares of Common Stock available for use by the Company. Specifically, the Company has issued or reserved for issuance a large number of its shares of Common stock in connection with the following transactions:



-        Shares of Common Stock issued in the
         acquisition of TSX Corporation on
         February 6, 1997                                                        15,423,726 shares

-        Shares of Common Stock issuable upon
         exercise of options issued in the
         acquisition of TSX Corporation                                           1,738,241 shares

-        Shares of Common Stock issuable upon conversion of the 4 1/2%
         Convertible Subordinated Notes due May 15, 2003
         issued on May 8, 1998                                                    4,791,667 shares

Additionally, as of March 12, 1999 x,xxx,xxx shares of Common stock were issuable upon exercise of outstanding options (excluding options issued in the acquisition of TSX).

         Finally, as previously announced, the Company [has executed] [is negotiating] an agreement to combine the current joint venture between the Company and Northern Telecom Inc. ("Nortel") with the Broadband Technology Division of Bay Networks in exchange for a reduction of the Company's interest in the joint venture and the issuance at the election of Nortel of up to xxx shares of Common Stock to Nortel in lieu of further reduction of the Company's interest in the joint venture, as contingent payment for growth in the new division's sales through June 30, 2000.

         These issuances of Common Stock and options have been partially offset by the Company's repurchase of 4,376,500 shares of Common Stock from Anixter International Inc., in June 1998.

         The Board of Directors believes that it is desirable to increase the number of authorized shares of Common Stock in order to ensure that the Company has a sufficient number of authorized but unissued shares of Common Stock available in order to provide the flexibility needed for future expansion of the Company's activities. The availability of the additional authorized shares of Common Stock will permit the Company to take advantage of market conditions for the sale of additional Common Stock, or convertible securities, future acquisitions of the properties or securities of other companies, issuance of stock pursuant to employee benefit plans and the Company's Employee Stock Purchase Plan, as well as stock dividends, stock splits, and other general corporate purposes.

         The proposed increase in the number of authorized shares of Common Stock will not alter the rights of the holders on Common Stock. Neither the presently authorized shares of Common Stock nor additional shares of Common Stock that may be authorized pursuant to the Charter Amendment carry preemptive rights. Further, an increase in the number of authorized shares will not have a dilutive effect on the value of each shareholder's Common Stock - only the actual issuance of additional Common Stock could have such an effect. As described above, in some cases, such issuance may require the further approval of the stockholders.

         The Board of Directors has sole discretion to issue additional shares of Common Stock from time to time for any purpose without further action by the Company's stockholders, except as may be required by law or the rules of any applicable stock exchange. The Board, however, has no current plans, understandings, or arrangements for issuance of any additional Common Stock that would be authorized by the Charter Amendment (other than described above).

         ANTI-TAKEOVER ISSUES. Although the Board of Directors does not view the proposed increase in the number of authorized shares of Common Stock to be an anti-takeover proposal, it may be deemed to be one. The availability of additional shares of Common Stock may make it more difficult to effect, or may discourage an attempt to effect, a change in control of the Company by means of a merger, tender offer, or proxy contest that is not approved by the Company's Board of Directors. The proposal is not the result of any knowledge of the Company of any specific effort to accumulate the Company's securities or to obtain control of the Company.

         In addition to an increase in authorized shares of Common Stock, other provisions of the Company's Restated Certificate and Bylaws could be viewed as having an anti-takeover effect. The Restated Certificate incorporates certain provisions permitted under the Delaware General Corporation Law (the "DGCL") relating to the liabilities of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as breach of a director's duty of loyalty or acts and omissions which involve intentional misconduct or knowing violations of the law. These provisions do not eliminate a director's duty of care. Moreover, the provisions do not apply to claims against a director for violation of certain laws, including federal securities laws. The Company's by-laws contain provisions to indemnify the directors and officers to the fullest extent permitted under the DGCL.

         The Company's Restated Certificate also includes a provision which allows the Board of Directors, without stockholder approval, to issue up to 5,000,000 shares of preferred stock with voting, liquidation and conversion rights that could be superior to and adversely affect the voting power of holders of Common Stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of preferred stock.

         EFFECTIVE DATE AND BOARD RECOMMENDATION. The Charter Amendment, if passed, would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware. The Company expects to file the Certificate of Amendment shortly after the stockholders approve the Charter Amendment.

         The Board of Directors has approved the proposed amendment to the Company's Certificate and submits the following resolution for adoption by the stockholders at the Annual Meeting:

         RESOLVED, that it is deemed by the Board of Directors to be in the best interests of the Company and its stockholders to amend the Restated Certificate of Incorporation of the Company to increase the total authorized shares of Common Stock of the Company, including that which is outstanding, from 50,000,000 shares of Common Stock, par value $.01 per share, to 75,000,000 shares of Common Stock, par value $.01 per share, and that, to accomplish the foregoing, Article fourth of the Company's Restated Certificate of Incorporation be amended to read as follows:

                  "FOURTH: The total number of shares of stock of all classes which the corporation shall have authority to issue is eighty million (80,000,000) shares consisting of seventy-five million (75,000,000) shares of common stock, par value $.01 per share, and five million (5,000,000) shares of preferred stock, par value $1.00 per share."

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2

                              INDEPENDENT AUDITORS

         The Board of Directors, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as independent auditors of the Company for 1999. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders.

                             STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be present at the 2000 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 5, 1999 in order to be considered for inclusion in the Company's Proxy Statement and Proxy relating to the 2000 Annual Meeting of Stockholders.

                                   CONCLUSION

         The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgement.


March 31, 1999

                                    BY ORDER OF THE BOARD OF DIRECTORS







                                    Lawrence A. Margolis, Secretary

                               ANTEC CORPORATION

                      PROXY SOLICITED BY AND ON BEHALF OF
                             THE BOARD OF DIRECTORS


         The undersigned hereby appoints John M. Egan, Robert J. Stanzione, and Lawrence A. Margolis and each of them (with full power of substitution in each) proxies of the undersigned to vote at the Annual Meeting of Stockholders of ANTEC Corporation to be held at 10:00 a.m., eastern time, May 6, 1999, at the Company's corporate offices, 11450 Technology Circle, Duluth, Georgia, and at any adjournments thereof, all of the shares of Common Stock of ANTEC Corporation in the name of the undersigned on the record date.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.


                   (Continued, and to be dated and signed on the reverse side.)



COMMENTS / ADDRESS CHANGE: PLEASE MARK COMMENT / ADDRESS BOX ON REVERSE SIDE



                              FOLD AND DETACH HERE


                                                                                          Please mark [X]
                                                                                          your votes as
                                                                                          indicated in
                                                                                          this example

                                                                           FOR              WITHHOLD
                                                                           ALL              AUTHORITY
                                                                        NOMINEES
1.     Election of the following nominees as directors:                    [ ]                 [ ]
       J.A. Ian Craig, Rod F. Dammeyer, John M. Egan, James L.
       Faust, William H. Lambert, John R. Petty, William T.
       Schleyer, Sammuel K. Skinner, Robert J. Stanzione and
       Bruce Van Wagner

Withhold for the following only:
(INSTRUCTIONS: Write the name of the nominee (s) from whom you are withholding your vote in this space.)

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



                                                                        FOR        AGAINST        ABSTAIN
2.     Proposal 1, approval of amendment to Employee Stock              [ ]          [ ]            [ ]
       Purchase Plan increasing the shares of Common Stock which
       may be issued pursuant to that plan from 300,000 shares to
       800,000 shares.





                                                                        FOR        AGAINST        ABSTAIN
3.     Proposal 2, approval of amendment to Certificate of              [ ]          [ ]            [ ]
       Incorporation increasing the number of authorized shares
       of Common Stock from 50,000,000 shares to 75,000,000 shares




4. In their discretion, such other matters as properly may come before the meeting or at any adjournment(s) thereof.




                                    PLEASE CHECK BOX IF YOU INTEND TO BE   [ ]
                                    PRESENT AT MEETING

                                    COMMENT / ADDRESS CHANGE               [ ]
                                    Please mark this box if you have
                                    written comment / address change on the
                                    reverse side.


                                    Dated: ______________________________, 1999


                                    -------------------------------------------
                                            (Signature of Stockholder)


                                    -------------------------------------------
                                            (Signature of Stockholder)

                                    IMPORTANT: Please date this proxy and sign exactly as your name appears hereon. If stock is held jointly, both holders should sign. Executors, administrators, trustees, guardians and officers signing in a representative capacity should give full title.